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                                                                     EXHIBIT 2.2


                                  AGREEMENT OF
                          PURCHASE AND SALE OF ASSETS



                                  BY AND AMONG



                              MAXXIM MEDICAL, INC.

                             MDT DIAGNOSTIC COMPANY

                                      AND

                                MDT CORPORATION



                                  Dated as of

                                  June 4, 1995

                    AGREEMENT OF PURCHASE AND SALE OF ASSETS
                    ----------------------------------------


     This Agreement of Purchase and Sale of Assets (the "Agreement") is made effective as of the 4th day of June, 1995, by and among MAXXIM MEDICAL, INC., a Delaware corporation ("Buyer"), and MDT DIAGNOSTIC COMPANY, a Delaware corporation ("Seller"), and MDT CORPORATION, a Delaware corporation and the parent corporation of the Seller ("MDT"). The Seller, MDT and Buyer may be referred to herein collectively as the "Parties" or singularly as a "Party."

                             W I T N E S S E T H :
                             - - - - - - - - - -

     WHEREAS, the Seller is the owner of certain assets used in connection with the Business (as hereinafter defined);

     WHEREAS, Buyer desires to purchase all or substantially all of the assets owned by the Seller that are used primarily in the Business, and thereafter conduct the Business; and

     WHEREAS, the Seller desires to sell such assets as provided in this Agreement;

     NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties hereto agree as follows:

                                   ARTICLE I
                              CERTAIN DEFINITIONS
                              -------------------

     As used herein, the following terms shall have the following meanings:

     1.01 AFFILIATE. The term "Affiliate" of a person shall mean, with respect to that person, a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is acting as agent on behalf of, or as an officer or director of that person. As used in the definition of Affiliate, the term "control" (including the terms "controlling," "controlled by," or "under common control with") means the possession, direct or indirect, of the power to direct, cause the direction of, or influence the management and policies of a person whether through the ownership of voting securities, by contract, through the holding of a position as a director or officer of such person, or otherwise. As used in this Section 1.01, the term "person" means an individual, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust, an incorporated organization, or a government or political subdivision thereof.

     1.02 BUSINESS. The term "Business" shall mean the current business of the Seller of manufacturing and selling electrosurgery generators and related parts and equipment,

                                       2
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including, but not limited to the (i) four models of electrosurgery generators constituting the Seller's "Bovie" product line and (ii) the electrosurgery accessories, parts and related disposable products, as both are further described on Schedule 1.09, but exclude the Bovie line of ultrasonic surgical aspirators and all accessories, parts and disposable products related exclusively to such aspirators (such aspirators and related products being collectively referred to as the "Aspirator Products").

     1.03 CLOSING. The term "Closing" shall mean the consummation of the events and transactions to take place on the Closing Date pursuant to Article VIII herein.

     1.04 CLOSING DATE. The term "Closing Date" shall mean June 9, 1995, or such other date as may be established by agreement of the Parties.

     1.05 DISCLOSURE LETTER. The term "Disclosure Letter" shall mean the schedule provided by the Seller to Buyer and attached hereto as Schedule 1.05,
                                                                -------------
stating any and all exceptions to the representations and warranties of the Seller and MDT set forth in this Agreement.

     1.06 EFFECTIVE DATE. The term "Effective Date" shall mean 12:01 a.m. on June 1, 1995.

     1.07 EMPLOYEE. The term "Employee" shall mean any person who is employed by the Seller or MDT as of the Closing Date and who performs work or provides services primarily in connection with the operation of the Business.

     1.08 NON-COMPETITION AGREEMENT. The term "Non-Competition Agreement" shall mean the Non-Competition Agreement to be entered into between Buyer, Seller and MDT in the form of Exhibit 1.08 hereto.
                   ------------

     1.09 PREVIOUSLY DELIVERED INVENTORY. The term "Previously Delivered Inventory" shall mean all Products delivered to the Buyer or customers of the Buyer (on behalf of the Buyer) before, on or after the Closing Date under the terms of the Transition Services Agreement.

     1.10 PRODUCTS. The term "Products" shall mean all of the various types of electrosurgery generators and related accessories, parts and disposable products manufactured and sold by the Seller in the Business, as further described in
Schedule 1.09, but excluding the Aspirator Products.

     1.11 PURCHASE PRICE. The term "Purchase Price" shall mean the sum of (i) One Million and 00/100 Dollars ($1,000,000) to be paid for all of the Assets (including the Intangible Property), exclusive of Inventory and Equipment (as such terms are hereinafter defined), and (ii) the Tangible Asset Value.

                                       3
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     1.12  TANGIBLE ASSET VALUE.  The term "Tangible Asset Value" shall have the meaning set forth in Section 2.06 herein.

     1.13 TRANSITION SERVICES AGREEMENT. The term "Transition Services Agreement" shall mean the Transition Services and Supply Agreement to be entered into at the Closing Date between the Seller and the Buyer in the form of Exhibit
                                                                         -------
1.13.
- ----

                                   ARTICLE II
                     PURCHASE OF ASSETS AND PURCHASE PRICE
                     -------------------------------------

     2.01 SALE OF ASSETS. Subject to the terms and conditions set forth in this Agreement, the Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from the Seller, at the Closing Date, all of the following assets (the "Assets"):

          (a) All of Seller's right to use the name "Bovie" and any other tradename or product name, or any similar name or derivative thereof used in connection with the Business or the Assets (the "Names"), provided that notwithstanding the foregoing, (i) Seller shall have only a nonexclusive and non-assignable license to use the Bovie name in connection with the purchase, manufacture or sales of Aspirator Products until November 30, 1996, and (ii) Buyer shall have only a nonexclusive and non-assignable license to utilize the "MDT" name with respect to the Business until the same date for the sole purpose of enabling the Buyer to sell or otherwise fully utilize all Inventory and related Product manuals, Products brochures or other Assets that may be marked or otherwise bear the MDT name as of August 31, 1995 or any prior date;

          (b) All raw materials, work-in-process, parts, finished goods, and inventory owned by the Seller relating to the Business and existing as of the Effective Date or at the date of termination of the Transition Services Agreement, including but not limited to that specified on Schedule 2.01(b)
                                                               ----------------
     (the "Inventory");

          (c) That certain rolling equipment, machinery, equipment, furniture, parts inventory, supplies, tools and other tangible property other than Inventory used in the Business and the engineering and related design and test equipment located in MDT's facilities in Rochester, New York used for research and engineering related to the Business, in each case to the extent listed on Schedule 2.01(c) of this Agreement (such scheduled
                      ----------------
     equipment and engineering and related equipment being collectively referred to as the "Equipment");

          (d) To the extent transferable, all of Seller's rights in any product certifications (including, but not

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     limited to any product certification of Underwriters' Laboratories or any similar domestic or foreign organization), FDA product registrations or approvals, transferable licenses, franchises, permits, and rights used in connection with the Business to the extent described on Schedule 2.01(d) of
                                                             ----------------
     this Agreement (collectively, the "Licenses");

          (e) All miscellaneous assets used in the Business to the extent set forth on Schedule 2.01(e) of this Agreement (the "Miscellaneous Assets"),
              ----------------
     save and except the Excluded Assets, as such term is defined below;

          (f) All patents and patent rights, patent applications, service marks, trademarks, trade names, trade secrets and royalty rights, copyrights, and other proprietary intangibles, if any, used in or related to the Business to the extent described on Schedule 2.01(f) to this Agreement (the
                                ----------------
     "Intangible Property"), provided that notwithstanding the foregoing, (i) Seller shall have a nonexclusive and non-assignable license to use any service marks, trademarks or tradenames associated with the Bovie name in connection with the manufacture or sales of Aspirator Products until November 30, 1996, and (ii) Buyer shall have only a nonexclusive and non-assignable license to utilize any service marks, trademarks or tradenames associated with the "MDT" name with respect to the Business until the same date for the sole purpose of enabling the Buyer to sell or otherwise fully utilize all Inventory and related Product manuals, Products brochures or other Assets that may be marked or otherwise bear the MDT name as of August 31, 1995 or any prior date; and

          (g) All contracts, agreements, and purchase and sale orders related to the Business, to the extent described on Schedule 2.01(g) of this Agreement
                                              ----------------
     (collectively, the "Contracts").

Notwithstanding anything to the contrary contained herein, the Assets shall not include any of the assets more specifically described on Schedule 2.01 of this
                                                         -------------
Agreement (the "Excluded Assets").

          2.02 PURCHASE PRICE CONSIDERATION. As consideration for the purchase of the Assets and the performance by the Seller of various other matters as provided herein, Buyer shall:

          (a) Pay the Seller $1,000,000 in cash at Closing;  and

          (b) On the Closing Date, deliver $1,600,000 in cash to the Escrow Agent as provided in Section 2.08 to be paid to the Seller for Equipment and Inventory and other

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     items specified herein or returned to the Buyer in accordance with the provisions of Sections 2.06 through 2.09.

          2.03 LIABILITIES.

          A. Except as set forth in Section 2.03.B below, Buyer will not assume or otherwise be responsible for any liabilities or obligations of the Seller with respect to the Assets or the Business, including but not limited to:
(i) except as otherwise specifically set forth in Section 2.05 herein, any tax imposed on the Seller, or any Affiliate, arising from the operation of the Business prior to the Closing Date (except for any liability or obligation to pay sales tax by reason of the transactions contemplated herein) ; (ii) any of the liabilities or expenses of the Seller incurred in negotiating and carrying out its obligations under this Agreement; (iii) any obligations of the Seller or any Affiliate to any supplier, customer or other creditor of any type (other than warranty obligations with respect to repair or replacement of Products asserted after August 31, 1995); (iv) any liabilities or obligations incurred by the Seller in violation of, or as a result of the Seller's violation of, this Agreement; (v) any mortgage or other debts or liabilities with respect to the Assets; or (vi) any products liability for Products sold or shipped prior to the Effective Date.

          B. Buyer shall assume as of the dates specified below, and hereby agrees to perform, the following obligations and liabilities of Seller (the "Assumed Liabilities"):

          (i) as of the Closing Date, the executory liabilities of Seller under the Contracts and the Licenses assigned to Buyer hereunder; and

          (ii) as of the close of business on August 31, 1995, all warranty obligations with respect to replacement or repair of any Products (and only the one year customer warranty obligation with respect to replacement or repair of Products) manufactured by the Seller on or prior to the Closing Date and sold after August 31, 1994.

          2.04 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among each category of assets constituting the Assets in accordance with Schedule 2.04. Each of the Parties' agrees to report this transaction for federal tax purposes in accordance with the allocation of the Purchase Price set forth on Schedule 2.04.

          2.05 TAXES. Buyer and the Seller shall pay their respective proportions, pro rated as of the Effective Date, of state and local personal property or ad valorem taxes related to the Business for 1995. Buyer shall not be responsible for any business, sales, franchise, payroll, occupation, withholding or similar tax, or any taxes of any kind of the Seller related to any

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period before the Effective Date.  Seller shall not be responsible for any business, sales franchise, payroll, occupation, withholding or similar tax or any taxes of any kind, of the Buyer related to any period after the Closing Date, except as may otherwise be provided in the Transition Services Agreement.

          2.06 DETERMINATION OF PRELIMINARY VALUATION, CONSIGNMENT INVENTORY VALUE AND TANGIBLE ASSET VALUE.

          A. The Parties agree that the Seller shall through August 31, 1995 (or such other date as may be determined under the Transition Services Agreement, such date, in either case, being referred to as the "Inventory Delivery Date") maintain in its possession (and in a commercially reasonable manner) the Equipment and the Inventory, exclusive of Inventory delivered from time to time to the Buyer or at the direction of the Buyer pursuant to the Transition Services Agreement and Inventory consigned to third parties or other sales representatives by the Seller (the "Consignment Inventory"). The Seller and Buyer shall jointly perform a physical inventory (the "Delivery Date Inventory") of the Equipment and Inventory (collectively "Inventory Assets") on hand as of the Inventory Delivery Date (including any Additional Consignment Inventory, as defined in paragraph 2.06.E, below) in accordance with the provisions of this Section, and such Inventory Assets shall then immediately be delivered into the possession of the Buyer at Seller's facility in Charleston, South Carolina. Buyer shall have reasonable access to the facilities of Seller and the Equipment and Inventory, and the use of Employees and computer records to such extent as Buyer may reasonably request for the purpose of conducting the Delivery Date Inventory. In addition, Buyer and Seller shall commence such Delivery Date Inventory on or about five business days before the Inventory Delivery Date, for the purpose of enabling Seller to prepare and deliver the Preliminary Valuation (as defined below) on the Inventory Delivery Date.

          B. The Delivery Date Inventory shall be used by the Seller to produce a schedule of all Inventory Assets (including the Additional Consignment Inventory) as of the Inventory Delivery Date (the "Schedule of Equipment and Inventory"), including a preliminary good faith determination of the value of the Inventory included in the Inventory Assets (the "Preliminary Valuation") determined in accordance with the provisions of this Section and as specified on

Schedule 2.06.  The assets set forth in the Schedule of Equipment and
- -------------
Inventory(collectively "Tangible Assets") shall be acquired and paid for by the Buyer pursuant to the provisions of Section 2.08 and Section 2.09. The Tangible Assets shall be valued as follows: (i) Inventory (including Additional Consignment Inventory) shall be valued in accordance with Schedule 2.06 attached
                                                          -------------
hereto, and (ii) the Equipment shall be valued at One Hundred Fifty Thousand Dollars ($150,000). The aggregate value of all of the Equipment and Inventory, including the value of the Additional Consignment Inventory, as determined from the Schedule of Equipment and Inventory, is herein referred to as the "Tangible Asset Value".

          C. The determination of the Tangible Asset Value shall become final upon mutual agreement of the Parties or upon final determination of the Independent Firm, as set forth below. Buyer or Buyer's accountants shall review the Schedule of Equipment and Inventory (including any corresponding work papers of the Seller's auditors) and report to Seller and the Seller's auditors of any discrepancy in writing within thirty (30) days of receipt thereof (the "Dispute Period"). Buyer's failure to deliver a dispute notice pursuant to this Section prior to termination of the Dispute Period shall be deemed for purposes of this Section to be acceptance by Buyer of the valuation set forth in the Schedule of Equipment and Inventory. Any dispute notice delivered by Buyer shall set forth in reasonable detail the elements of the Schedule of Equipment and Inventory with which Buyer disagrees. Seller and Buyer will have 15 days from the date of delivery of Buyer's dispute notice to resolve the subject dispute and agree in writing upon the Tangible Asset Value. If Buyer and Seller do not reach a resolution within such time period, the items remaining in dispute, at the election of either Party, shall be submitted for resolution to the Atlanta, Georgia office of KPMG Peat Marwick or such other "big six" accounting firm as Buyer and Seller shall mutually agree upon (the "Independent Firm"). The Independent Firm shall be instructed that its determination shall be based on
(i) the provisions of this Agreement, including Schedule 2.06, and (ii)
                                                -------------
Generally Accepted Accounting Principles, consistently applied ("GAAP");

provided, however, that to the extent the provisions of Schedule 2.06 conflict
- --------  -------
with GAAP, Schedule 2.06 shall control. The Independent Firm shall, within thirty days after such submission, determine and report upon all such disputed items, and its report shall be final, conclusive and binding on Buyer and Seller for purposes of this Section. The fees and disbursements of the Independent Firm shall be shared equally by Buyer and Seller.

          D. Notwithstanding anything herein to the contrary, the Tangible Asset Value will be reduced by the value of any Equipment set forth on Schedule
                                                                       --------
2.01(c) that is not included on the Schedule of Equipment and Inventory (other
- -------
than due to customary supply shrinkage), or is not in reasonably good condition and repair (ordinary wear and tear accepted) on the Inventory Delivery Date, unless the Seller or MDT replaces (with Equipment of the same or equivalent make, model and year) or repairs such Equipment prior to the release of any Escrowed Funds to the Seller. For purposes of this paragraph, items of Equipment that are not included on the Schedule of Equipment and Inventory, or are not in the required operating condition on the Inventory Delivery Date, will be deemed to have such value as agreed to by the Parties or as determined by the Independent Firm. Irrespective of the foregoing, Seller shall have an absolute obligation to promptly repair or replace (in accordance with this paragraph) all Equipment not delivered at the Inventory Delivery Date.

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          E.  On or prior to June 30, 1995, Seller and Buyer shall jointly perform a physical inventory of all Consignment Inventory which as of such date
(i) has been returned to Seller's facilities in Charleston, South Carolina or has otherwise been verified to Seller's and Buyer's reasonable satisfaction as being consigned to and in the possession of third parties, and (ii) is determined by both Seller and Buyer to be in reasonably good operating and salable condition, ordinary wear and tear excepted (such items of Consignment Inventory being collectively referred to as the "Initial Consignment Inventory"). Such Initial Consignment Inventory shall be valued as of such date in accordance with the provisions of Schedule 2.06 attached hereto (the "Consignment Inventory Value"). For purposes of this Agreement, all items of Consignment Inventory meeting the criteria set forth in clauses (i) and (ii) above and appearing on the Schedule of Equipment and Inventory as of the Inventory Delivery Date but which were not included in the Initial Consignment Inventory shall constitute "Additional Consignment Inventory."

          2.07 ESCROW. At the Closing, Buyer shall deliver the amount of $1,600,000 (the "Escrowed Funds") to Fidelity National Title Insurance Company, Irvine, California (the "Escrow Agent") which shall be deposited into a money market interest bearing account in accordance with the terms of a certain Escrow Agreement to be entered into by and between Buyer, Seller and Escrow Agent in a form reasonably acceptable to Seller and Buyer and consistent with the terms of this Agreement. All fees with respect to establishment and normal maintenance or administration of the Escrow Agreement shall be borne equally by Buyer and Seller. The Escrowed Funds shall be held in escrow by the Escrow Agent until disbursed in accordance with the terms of Section 2.08 of this Agreement and the Escrow Agreement. Upon termination of the escrow, the Escrow Agent shall deliver to Buyer any cash (plus allocable interest accumulated thereon) to which Buyer may be entitled under Section 2.08 hereunder, with any balance of the Escrowed Funds, plus allocable interest, if any, to be delivered to Seller. If a Net Asset Value Shortfall (as defined in Section 2.08) does not occur, then all of the Escrowed Funds, together with allocable interest, shall be delivered to the Seller.

          2.08 DISBURSEMENT OF ESCROWED FUNDS.

          A. Buyer and Seller shall cause the Escrow Agent to disburse to Seller on July 1, 1995 from the Escrowed Funds an amount equal to the Consignment Inventory Value as determined in accordance with Section 2.06.E, together with allocable interest accumulated on such amount from the Closing Date.

          B. Buyer and Seller shall cause the Escrow Agent to disburse to Seller on the Inventory Delivery Date from the Escrowed Funds an amount equal to the sum of the following (together with allocable interest on such amount from the Closing Date):

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               1. Eighty percent (80%) of the amount of Seller's Preliminary
     Valuation:

               2.  $150,000 (as the pre-established value of the Equipment): and

               3. The full amount of any outstanding and unpaid invoices issued by Seller to Buyer for Previously Delivered Inventory shipped by Seller prior to the Inventory Delivery Date in accordance with the terms of the Transition Services Agreement (the "Unpaid Invoice Amount").

          C. On the first business day following the delivery by Buyer of any dispute notice pursuant to Section 2.06.C hereof, Buyer and Seller shall cause the Escrow Agent to disburse to Buyer or Seller, as the case may be, from any Escrowed Funds remaining after the disbursements provided in paragraphs A and B above, an amount equal to the undisputed amount, as determined on the basis of Buyer's and Seller's dispute notices for the purposes of determining the Tangible Asset Value (together with allocable interest on such amount from the Closing Date).

          D. On the first business day following the final determination of the Tangible Asset Value in accordance with Section 2.06.C, Buyer and Seller shall cause the Escrow Agent to make disbursements from any Escrowed Funds remaining after the disbursements provided in paragraphs A, B and C above as follows:

               1. If the sum of (a) the Tangible Asset Value, (b) the Consigned Inventory Value, and (c) the Unpaid Invoice Amount is less than One Million and Six Hundred Sixty-Five Thousand Dollars ($1,665,000) (the "Minimum Value"), then such occurrence shall constitute a "Net Asset Value Shortfall." Buyer and Seller shall cause the Escrow Agent to disburse to Buyer from the remaining Escrowed Funds an amount equal to the amount of any Net Asset Value Shortfall less the principal amount (if any) previously
                                   ----
     distributed to Buyer pursuant to paragraph C above (together with allocable interest on such amount from the Closing Date).

               2. Buyer and Seller shall cause the Escrow Agent to disburse to Seller any and all Escrowed Funds (and allocable interest) remaining after making any disbursements required under paragraphs A, B and C and subparagraph D.1 above.

          2.09 ADDITIONAL PAYMENT FROM SELLER.  To the extent that the sum of
(a) the Tangible Asset Value, (b) the Consigned Inventory Value, and (c) the Unpaid Invoice Amount exceeds the Minimum Value, the Buyer shall pay such excess to the Seller in cash within ten business days after the final determination of the Tangible Asset Value pursuant to Section 2.06.C.

                                  ARTICLE III
              REPRESENTATIONS AND WARRANTIES OF THE SELLER AND MDT
              ----------------------------------------------------

          Except as set forth in the Disclosure Letter or as otherwise set forth below, the Seller and MDT jointly and severally represent and warrant as of the date of this Agreement that:

          3.01 ORGANIZATION. The Seller is a corporation duly organized and validly existing under the laws of Delaware, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is qualified to do business in any every state where the nature of the Seller's business is such that it is required to qualify to do business in such state and the failure to so qualify is likely to have a material adverse affect on Seller, the Assets or the Business.

          3.02 TITLE TO ASSETS. The Seller has good and marketable title to all Assets, as described on the Schedules hereto, free and clear of restrictions on transfer or assignment, or mortgages, liens, pledges, charges, encumbrances, equities or claims. None of the Assets are leased by Seller from third parties. All Equipment is in reasonably good operating condition and repair, ordinary wear and tear excepted.

          3.03 TAX RETURNS. Within the times and in the manner prescribed by law, the Seller has filed all federal, state and local tax returns required by law in respect of the Assets and the Business and has paid (or is contesting in good faith) all taxes, assessments and penalties due and payable thereon.

          3.04 CONTRACTS.  Schedule 3.04 and Schedule 2.01(g) list all the
                           -------------     ----------------
contracts (the "Material Contracts") to which the Seller is a party and which relate in any material respect to the Business, exclusive of any such contracts relating to MDT, Seller and their Affiliates generally or to all of Seller's existing businesses generally. Each of the Material Contracts is valid and in full force and effect, and there has not been any default by the Seller or, to Seller's knowledge, any of the third parties that are a party to any of said Material Contracts. The Seller has not received notice that any party to any of the Material Contracts intends to cancel or terminate any of the Material Contracts or exercise or not exercise any options to cancel or terminate that they might have under any of these Contracts. In the event any of the Contracts is, or is later determined to be non-assignable, then the Seller shall, to the extent permitted by such Contract, subcontract to Buyer or its designee, if Buyer so desires, all of the rights, duties and obligations under the Contracts, and the Seller shall forward to Buyer or its designee all proceeds of the Contracts that it receives with respect to periods after the Closing Date. None of that portion of the Contracts which constitute agreements for the sale of Inventory involve obligations or commitments of the Seller which cannot be fully performed within one (1) year from the Closing Date.

          3.05 EQUIPMENT.  Schedule 2.01(c) to this Agreement is a schedule
                           ----------------
which is complete and accurate in all material respects describing, and specifying the location of, the Equipment. No

Equipment is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement or is located other than in the possession of the Seller.

          3.06 LICENSES. Schedule 2.01(d) to this Agreement identifies all
                         ----------------
Licenses owned by Seller or in which it has any rights or licenses and that relate in any material respect to the Business, together with a brief description of each. Seller has not infringed, and is not now infringing, on any license belonging to any other person, firm, or corporation in respect of its conduct of the Business. Seller owns or holds adequate licenses or other rights to use, all Licenses necessary for the Business as now conducted by it (except for such instances in which the failure to so own or hold any such license would not reasonably be expected to have a material adverse effect on the Assets or the Business), and that use does not, and will not, conflict with, infringe on or otherwise violate any rights of others. At the Closing, the Seller shall have executed and delivered to Buyer assignments of all the Licenses that are assignable. With respect to any License in which the consent of a governmental authority or third party is required, Seller shall cooperate with Buyer to procure the assignment of all such Licenses to Buyer. Prior to the successful procurement of any such consent or approval to the assignment of any Licenses in which same is required, Seller agrees that it shall perform all acts and execute any and all documents as may be reasonably requested by Buyer so that Buyer may realize the benefits of such Licenses as Buyer deems necessary or desirable, until such time as such Licenses are successfully assigned to Buyer.

          3.07 ASSIGNMENT OF CONTRACTS. At the Closing, the Seller shall have executed and delivered to Buyer assignments of all the Contracts that are assignable and Buyer shall have delivered an assumption agreement with respect to such Contracts. With respect to any Contract in which the consent of a governmental authority or third party is required, Seller shall cooperate with Buyer to procure the assignment of all such Contracts to Buyer. Prior to the successful procurement of any such consent or approval to the assignment of any Contracts in which same is required, Seller agrees that it shall perform all acts and execute any and all documents as may be reasonably requested by Buyer so that Buyer may realize the benefits of such Contracts as Buyer deems necessary or desirable, until such time as such Contracts are successfully assigned to Buyer. Buyer agrees to indemnify and hold harmless Seller and its Affiliates from all costs, liabilities, losses and damages incurred by it in connection with its performance of its obligations under this Section 3.07; provided, that Seller is not in default thereunder.

          3.08 COMPLIANCE WITH LAWS. To the best of Seller's knowledge, the Seller has complied with, and is not in violation of, applicable federal, state or local statutes, laws, and regulations that affects, or is reasonably likely to affect, directly or indirectly, any of the Assets or the Business, except where any such violation or the failure to comply would not reasonably be expected to have a material adverse effect on the Assets or the Business.

          3.09 LITIGATION. There is no suit, action, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to Seller's knowledge, threatened against Seller which is reasonably expected to have a material adverse effect on the Assets or the Business.

          3.10 NO BREACH OR VIOLATION. Except for such as may be eliminated or cured by obtaining third party and governmental consents to assignments described in this Agreement or in any schedule delivered hereunder, the consummation of the transactions contemplated by this Agreement will not result in or constitute any of the following: (i) a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the certificate of incorporation or bylaws of the Seller or MDT, or, would be a material default, breach or violation of any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement by which the Seller, MDT or the Business or the Assets are or may be materially adversely affected, (ii) an event that would permit any party to terminate any Material Contract , or (iii) the creation or imposition of any lien, charge, or encumbrance on any of the Assets. The ownership and operation of the Business is not in breach or violation of any order or decree by any court or administrative agency.

          3.11 AUTHORITY. The Seller and MDT each have the full corporate right, corporate power, legal capacity and corporate authority to enter into, and perform their respective obligations under this Agreement, and no approvals or consents of any persons other than the Seller and MDT are necessary in connection with it. The execution and delivery of this Agreement by the Seller has been duly authorized by the board of directors of the Seller and MDT, which constitute all of the necessary corporate actions to consummate the transactions contemplated by the Agreement and for the Seller and MDT to perform their respective obligations hereunder.

          3.12 PERSONNEL.  Attached hereto as Schedule 3.12 is a complete and
                                              -------------
accurate list of the names, hire date, job title and job description of all hourly Employees and service technicians of the Seller and/or any Affiliate who provides services with respect to the Business as of the date of this Agreement stating the rates of compensation payable to each.

          3.13 VALID AND BINDING OBLIGATIONS. This Agreement and each of the documents and instruments to be executed by the Seller and MDT and delivered to Buyer pursuant to this Agreement when so delivered will constitute the legal, valid, and binding obligations of the Seller and MDT, as the case may be, enforceable in accordance with each such agreement's, document's, and instrument's respective terms, except as may be limited by applicable bankruptcy laws, insolvency laws, and other similar laws affecting the rights of creditors generally.

          3.14 TRADE NAMES AND RIGHTS.  Schedule 2.01(f) to this Agreement
                                        ----------------
includes all (i) registered trade names, trademarks, service marks and copyrights and their registrations, and (ii) all other trade names, trademarks, service marks and copyrights, owned by the Seller (or in which it has any rights or licenses) used in, or relating to, the Business or the Assets (other than in respect of the name "MDT"), together with a brief description of each. The Seller has not infringed, and is not now infringing, on any trade name, trademark, service mark or copyright belonging to any other person, firm, or corporation used in, or relating to, the Business. The Seller is not a party to any license, agreement or arrangement, whether as licensor, licensee or otherwise, with respect to any trademarks, service marks, trade names or applications for them, or any copyrights which is material to the conduct of the Business as now conducted. The Seller owns, or holds adequate licenses or other rights to use, all trademarks, service marks, trade names and copyrights material to the Business as now conducted by the Seller.

          3.15 PATENTS.  Schedule 2.01(f) to this Agreement includes all
                         ----------------
patents, inventions, industrial models, processes, designs and applications for patents owned by the Seller or MDT or in which they have any rights, licenses or immunities, and which are used in, or relating to, the Business or the Assets. The patents and applications for patents listed in Schedule 2.01(f) are in full
                                                   ----------------
force and effect and are not subject to any taxes, maintenance fees or actions falling due within one (1) year after the Closing Date except as otherwise indicated on Schedule 3.15. There have not been any interference actions or
             -------------
other judicial, arbitration or other adversary proceedings concerning the patents or applications for patents listed in Schedule 2.01(f). The
                                              ----------------
manufacture, use, or sale of the inventions, models, designs and systems covered by the patents and applications for patents listed in Schedule 2.01(f) do not
                                                      ----------------
violate or infringe on any patent or any proprietary or personal right of any person, firm or corporation. Except as set forth in Schedule 2.01(f), the
                                                     ----------------
Seller is not a party to any license, agreement or arrangement, whether as licensee, licensor or otherwise, with respect to any patent, application for patent, invention, design, model, process, trade secret or formula. The Seller has the right and authority to use such inventions, trade secrets, processes, models, designs and formulas as are necessary to enable it to conduct and to continue to conduct the Business, in all material respects, in the manner presently conducted by it.

          3.16 TRADE SECRETS.  Schedule 3.16 to this Agreement identifies,
                               -------------
without extensive or revealing descriptions, trade secrets, formulae, processes, know-how, programs, routines and other similar technical data of Seller which are material to the conduct of the Business or the Assets. To the extent the trade secret is documented, the specific location of each trade secret's documentation, including its description, specifications, charts, procedures, and other material relating to it, is also set forth with it in that Schedule. Each trade secret's documentation is current and accurate in all material respects and is reasonably sufficient in detail and content to identify and explain it, and to allow its use by Buyer without reliance on the special knowledge or memory of others. The Seller has taken reasonable security measures to protect the secrecy and confidentiality of these trade secrets.

          3.17 TITLE TO INVENTORY.  Schedule 2.01(b) to this Agreement is a
                                    ----------------
complete and accurate schedule of all of the Inventory of the Seller as of the date of this Agreement. All of such Inventory is usable and, if finished goods, salable in the ordinary course of the Business.

          3.18. CUSTOMERS. Seller will furnish Buyer a complete and accurate list by name and address of all customers of the Seller related to the Business together with summaries of the sales made by the Seller to each such customer during the time period of October 15, 1993 through May 26, 1995.

          3.19 SUPPLIERS. Seller will furnish Buyer a complete and accurate list by name and address of all suppliers of raw materials used in the production or processing of Inventory, together with summaries of the purchases made by Seller from each such supplier during the twelve months ending on or about June 1, 1995.

          3.20 INSURANCE POLICIES.  Schedule 3.20 to this Agreement is a list
                                    -------------
and description of all insurance policies held by the Seller at the date hereof concerning the Business. All of these insurance policies are in respect to principal amounts set forth on Schedule 3.20. The Seller has maintained and now
                               -------------
maintains (i) insurance on all of its Assets of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (ii) insurance protection against all liabilities, claims, and risks against which it is customary to insure in the industry in which the Seller conducts the Business.

          3.21 FINANCIAL STATEMENTS.  The financial statements set forth on

Schedule 3.21 attached hereto consist of an unaudited balance sheet and income
- -------------
statement of MDT at December 31, 1994 (the "Interim Statements"). The Interim Statements referred to in this Section 3.21 are true and correct in all material respects as of the date thereof, and are prepared in accordance with generally accepted accounting principles, consistently applied, and fairly and accurately present the financial position of MDT as of the date thereof, and the results of MDT's operations for the periods indicated in all material respects.

          3.22 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Interim Statements (the "Interim Statement Date"), there has been (i) no material adverse change in the condition, financial or otherwise, of the Seller or the Assets or Business, (ii) no waiver of any valuable right of or claim held by Seller with respect to the Business or the Assets other than in the ordinary course of business, (iii) no material loss, destruction or damage to any of the Assets or other property of Seller, whether or not insured, used in the Business, (iv) no contract, commitment or transaction entered into outside the ordinary course of business with respect to the Business or the Assets, or (v) no lease of capital equipment or property with respect to the Assets or the Business. Since the Interim Statement Date, Seller has not, with respect to the Business or the Assets, made any significant material adverse change in any method of management, operation or accounting.

          3.23 CONSENTS AND APPROVALS. Except for such as are identified in any schedule to this Agreement, no consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by the Seller in connection with the execution, delivery and performance of this Agreement or any related agreements (including but not limited to the Exhibits hereto, all of the foregoing being collectively referred to as the "Related Agreements") and the consummation of the transactions contemplated hereby, other than any consents, approvals or authorizations, filings or registrations, the failure of which to obtain or make, will not have an adverse effect on the Business or on Seller's ability to perform its obligations hereunder and thereunder.

          3.24 DOCUMENTS. Prior to the Closing Date, Seller has provided to Buyer true and correct copies of all Contracts, documents concerning all litigation and administrative proceedings, Licenses and other records which are material to the Assets or the Business.

          3.25 BROKERS. Neither Seller nor MDT, nor any of their respective officers, directors, shareholders or employees, have employed any broker, agent, or finder, or incurred any liability for any brokerage fees, agent's fees, commissions or finder's fees in connection with the transactions contemplated herein.

          3.26 SALE OF ASSETS. For purposes of determining whether a sale and use tax charge is applicable, the sale of the Assets constitutes: (i) the sale of the entire operating assets of a business or of a separate division, branch, or identifiable segment of a business, and (ii) a sale outside the ordinary course of Seller's business, and represents an isolated or occasional sale by a seller who does not regularly engage in such business. The income and expenses of the Business can be separately established from the books of account or records.

          3.27 LEGAL PROCEEDINGS. There is no order, action or proceeding pending or, to the best knowledge of Seller, threatened against Seller that individually or when aggregated with one or more other orders, actions or proceedings has or might reasonably be expected to have a material adverse effect on Seller's ability to perform its obligation under this Agreement and the Related Agreements or any other aspect of the transactions contemplated hereby or thereby.

          3.28 ASSETS SUFFICIENT TO MANUFACTURE PRODUCTS. To the best of Seller's knowledge, the Assets constitute all of the assets which are necessary to enable the Buyer to manufacture the Products. To the best of MDT's and Seller's knowledge, Schedule 2.01(d) identifies each type of License required to enable the Buyer to market and sell the Products in the states and territories in which Seller presently sells the Products; provided, however, that no
                                              --------  -------
representation or warranty is made herein with respect to the assignability of such Licenses or with respect to any license, permit, registration, certification or similar requirement imposed under any law, rule, regulation, stature, order or other requirement applicable by reason of the identity or status of the Buyer.

          3.29 FULL DISCLOSURE. This Agreement, the Related Agreements and the Disclosure Letter attached hereto, are true and complete in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE IV
                     BUYER'S REPRESENTATIONS AND WARRANTIES
                     --------------------------------------

          Buyer hereby represents and warrants to the Seller and MDT that:

          4.01 ORGANIZATION. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware, and has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it.

          4.02 AUTHORITY. Buyer has the right, power, legal capacity, and authority to enter into, and perform its respective obligations under this Agreement, and no approvals or consents of any persons are necessary in connection with it. The execution and delivery of this Agreement by Buyer has been duly authorized by its board of directors, which constitutes all of the necessary corporate action to consummate the transactions contemplated by the Agreement and for Buyer to perform its obligations hereunder.

          4.03 VALID AND BINDING OBLIGATIONS. This Agreement and each of the documents and instruments to be executed by Buyer and delivered to the Seller pursuant to this Agreement when so delivered will constitute its legal, valid, and binding obligation enforceable in accordance with such agreements', documents', and instruments' respective terms, except as limited by bankruptcy laws, insolvency laws, and other similar laws affecting the rights of creditors generally.

          4.04 CONSENTS AND APPROVALS. No consent, approval or authorization or declaration of, or filing with, any governmental or regulatory authority or any other person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and each of the Related Agreements and the consummation of the transactions contemplated hereby and thereby, other than any consents, approvals or authorizations, filings or registrations, the failure of which to obtain or make will not have a material adverse effect on the business of the Buyer or on Buyer's ability to perform its obligations hereunder and thereunder.

          4.05 BROKERS. Neither Buyer nor any of its respective officers, directors, or employees, has employed any broker, agent, or finder, or incurred any liability for any brokerage fees, agent's fees, commissions or finder's fees in connection with the transactions contemplated herein.

          4.06 NO BREACH OR VIOLATION. The execution and delivery of this Agreement and each of the Related Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby will not

          (a) result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of the certificate of incorporation or bylaws of Buyer, except for third party consents described in the Agreement or any schedule thereunder, any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust or other agreement, instrument or arrangement to which Buyer is a party or by which Buyer is bound.

          (b) violate any federal, state or local statute, law or regulation applicable to Buyer, or

          (c) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any federal, state or local court, governmental authority or regulatory body.

          4.07 LEGAL PROCEEDINGS. There is no order, action or proceeding pending or, to the best knowledge of Buyer, threatened against Buyer that individually or when aggregated with one or more other orders, actions or proceedings has or might reasonably be expected to have a material adverse effect on Buyer's ability to perform its obligations under this Agreement and the Related Agreements or any other aspect of the transactions contemplated hereby or thereby.

          4.08 FINANCIAL STATEMENTS. The Report on Form 10-Q for the fiscal quarter ended January 29, 1995 included as Schedule 4.08 attached hereto
                                           -------------
includes an unaudited balance sheet and income statement and related notes thereto of Maxxim Medical, Inc., the parent of the Buyer (the "Company") at January 29, 1995 (the

"Interim Maxxim Statements").  The Interim Maxxim Statements referred to in this
Section 4.08 are true and correct in all material respects, and are prepared in accordance with generally accepted accounting principles, consistently applied, and fairly and accurately present the financial position of the Company as of the date thereof, and the results of the Company's operations for the respective periods indicated in all material respects. Buyer represents and warrants that it has stockholders' equity of in excess of $75,000,000 as of the date of this Agreement.

                                   ARTICLE V
                  ADDITIONAL SELLER'S AND MDT WARRANTIES AND
                   -------------------------------------------
                        CERTAIN COVENANTS AND AGREEMENTS
                        --------------------------------

          5.01 SELLER'S COVENANTS. The Seller and MDT do hereby jointly and severally represent, warrant, covenant and agree that since the Interim Statement Date through the Closing Date hereof the following:

          (A) BUSINESS RELATIONSHIPS. Seller and MDT have each used its best efforts to preserve Seller's business organizations intact, to keep available to the Business its present Employees and to preserve their present relationship with suppliers, customers and others having business relationships with it. In furtherance thereof, Seller shall pay all obligations of Seller with respect to the Business not assumed by Buyer in the ordinary course in accordance with its past payment policies and practice.

          (B) AGREEMENTS. Seller has not modified, amended, canceled or terminated any of the Contracts in any material respect or agreed to do any of those acts other than in the ordinary course of Business.

          (C) ASSETS. The Seller has not sold, assigned, transferred or encumbered any Assets, other than sales of Inventory in the ordinary course of business.

          5.02 TAXES.

          (a) The Seller shall pay, and shall be responsible for paying for (whether at, prior to or after the Closing Date), all federal, state, and local taxes and charges of any kind whatsoever related thereto, which relate to or arise from the period prior to the Effective Date, whether such taxes and charges shall be due and payable before or after the Effective Date.

          (b) Buyer shall pay, and shall be responsible for paying for all federal, state and local taxes and charges of any kind whatsoever (including without limitation sales, transfer, use and similar taxes) imposed on or in connection with the purchase, sale or transfer of the Assets to Buyer pursuant to this Agreement or on the use or ownership thereof by Buyer after the Effective Date.

          (c) After the Closing, each of the Parties shall, and shall cause their respective Affiliates, counsel, accountants and other representative to, provide reasonable cooperation with the other Party and its representatives in the preparation of all tax returns and financial statements and shall provide, or cause to be provided at the requesting party's sole cost and expense, to the other Party any records and other information relating to the Assets or the conduct of the Business as reasonably requested in connection therewith. After the Closing, each of the Parties shall, and shall cause their respective Affiliates and representatives to, provide reasonable cooperation with the other Party in connection with any tax investigation, audit or other proceeding relating to the Business or the Assets.

          5.03 NON-SOLICITATION OF SELLER'S EMPLOYEES. For a period of three years following the Closing Date, or until the date on which the employee is terminated by Seller, whichever is earlier, Buyer agrees that except for such employees identified on Schedule 5.03 attached hereto, Buyer will not, directly
                        -------------
or indirectly, without the prior written consent of Seller, (i) knowingly or purposely solicit or induce any employee of Seller to leave Seller or to accept any other employment or position, or (ii) knowingly or purposely assist any other entity in hiring any such employee. With respect to all such Employees of Seller identified on Schedule 5.03, Seller will not, directly or indirectly,
                     --------------
without the prior written consent of Buyer, (i) knowingly or purposely solicit or induce any such employee to leave Buyer or to accept any other employment or position, or (ii) knowingly assist any other entity in hiring any such employee. The employment of any person as a result of the placement of an advertisement in a newspaper or periodical of general or general trade circulation for the purpose of soliciting employees shall not be deemed to be a violation of the foregoing covenant.

          5.04 NONDISCLOSURE OF PROPRIETARY DATA. Neither Buyer nor any of its representatives shall, at any time, make use of, or divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data not included in the Assets (including, but not limited to, any customer list, record or financial information constituting a trade secret and not constituting part of the Assets) or any policies of Seller relating to any business currently conducted by Seller (other than the Business) which Buyer or any representative of Buyer may have learned in the course of negotiating this Agreement or consummating the transaction contemplated hereby. Except to the extent currently used by Seller in the conduct of its other businesses, neither Seller nor any of its representatives shall, at any time, make use of, or divulge or otherwise disclose, directly or indirectly, any trade secret or other proprietary data included in the Assets (including, but not limited to, any customer list, record or financial information constituting a trade secret and constituting part of the Assets) or any policies of Buyer relating to any business currently conducted by Buyer (including the Business) which Seller , MDT or any representative of the foregoing may have learned in the course of operating the Business, negotiating this Agreement or consummating the transaction contemplated hereby or has conveyed or transferred to the Buyer as part of the Assets.

          5.05 WARRANTY WORK. From and after the Closing Date and until the Inventory Delivery Date, Seller shall, at Seller's sole cost and expense, sell or perform all warranty work on Products manufactured or sold in the conduct of the Business regardless of when such Products were manufactured. After the Inventory Delivery Date, Buyer shall, at Buyer's sole cost and expense sell or perform all warranty work (such warranty work, in the case of Products sold prior to the Closing Date, being solely the obligation to repair or replace defective product sold after August 31, 1994) on Products manufactured or sold in the conduct of the Business.

          5.06 RIGHT OF SELLER TO SELL "ASPIRATOR PRODUCTS" AFTER CLOSING. Notwithstanding any other provision contained in this Agreement or the Non-Compete Agreement, Seller shall be entitled to use, on a non-exclusive basis, until November 30, 1996 the name Bovie solely in connection with the purchase, marketing and sale of Aspirator Products.

                                   ARTICLE VI
                  CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE
                  -------------------------------------------

          The obligations of the Buyer shall be subject to the following conditions which shall, unless waived in writing, have occurred at or prior to the Closing Date:

          6.01 REPRESENTATIONS AND WARRANTIES OF SELLER AND MDT; PERFORMANCE BY SELLER AND MDT; CORPORATE APPROVALS. The representations and warranties of Seller and MDT herein contained shall be true and correct in all material respects at the Closing Date; Seller and MDT shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and Seller and MDT shall have delivered to Buyer a certificate or certificates of Seller and MDT in form and substance satisfactory to Buyer, dated the Closing Date and signed by Seller and MDT to all such effects. Buyer shall have received copies of all resolutions adopted by the Seller's or MDT's Board of Directors or any committee thereof, pertaining to the execution and delivery of this Agreement by the Seller or MDT, and the performance of their respective covenants and agreements and obligations under it, certified by the secretary or assistant secretary of the Seller and MDT.

          6.02 CONSENTS. All necessary agreements and consents of any parties to the consummation of the transactions contemplated by this Agreement by Seller, or otherwise pertaining to the matters covered by this Agreement with respect to Seller, shall have been obtained by the Seller and delivered to Buyer.

          6.03 THE NON-COMPETITION AGREEMENT. The Non-Competition Agreement shall have been executed and delivered by the Seller and MDT in the form of

Exhibit 6.03 hereto.
- ------------

          6.04 TRANSITION SERVICES AGREEMENT. The Transition Services Agreement shall have been executed by the Seller and delivered to the Buyer.

          6.05 ESCROW AGREEMENT. The Escrow Agreement shall have been executed by the Seller and the Escrow Agent and delivered to the Buyer.

          6.06 LICENSES. The Seller shall have executed and delivered to Buyer assignments of all the Contracts and Licenses, that are assignable.

          6.07 NO PROCEEDINGS. No action or proceedings shall have been instituted against and no order, decree or judgment of any court, agency, commission or governmental authority shall exist or be threatened against Buyer or Seller or any of their respective Affiliates or otherwise which seeks to restrain or will render it unlawful as of the Closing Date to effect the transactions contemplated hereby.

          6.08 LIENS ON ASSETS.  Except as otherwise specifically provided in
Section 5.02 herein, all liens or security interests of any third party as to any of the Assets described in the Disclosure Letter shall be removed on or before the Closing Date.

          6.09 APPROVAL BY SELLER'S PRINCIPAL BANK. Seller shall have obtained the approval and consent of Wells Fargo Bank to the execution and delivery of this Agreement and the Related Documents and consummation of the transactions set forth herein and therein and such bank shall have agreed at the Closing to release any and all liens or other security interests with respect to all of the Assets.

          6.10 ESCROW AGREEMENT. The Seller, Buyer and Escrow Agent shall have agreed as to the form of the Escrow Agreement.

          6.11 DELIVERY OF SCHEDULES. Buyer and Seller agree that the Disclosure Letter and all of the Schedules to this Agreement and the Related Documents (collectively the "Disclosure Schedules") have not been completed and furnished to the Buyer at the date of execution of this Agreement and that the Seller is to deliver such Disclosure Letter and Schedules on or before June 7, 1995. Seller shall have delivered the Disclosure Schedules and Buyer shall have approved the Disclosure Schedules, which approval will not be unreasonably withheld.

                                  ARTICLE VII
           CONDITIONS PRECEDENT TO THE SELLER'S AND MDT'S PERFORMANCE
           ----------------------------------------------------------

          The obligations of the Seller and MDT shall be subject to the following conditions which shall, unless waived, be satisfied at or prior to the Closing Date:

          7.01 REPRESENTATIONS AND WARRANTIES OF BUYER; PERFORMANCE BY BUYER; CORPORATE APPROVALS. The representations and warranties of Buyer herein contained shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time (except insofar as such representations and warranties are given as of a particular date) except to the extent waived hereunder or affected by the transactions contemplated or permitted herein; Buyer shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Buyer shall have delivered to Seller a certificate of Buyer in form and substance satisfactory to Seller, dated the Closing Date and signed by Buyer, to the knowledge of such officer to all such effects. Seller shall have received copies of all resolutions adopted by the Buyer's Board of Directors or any committee thereof pertaining to the execution and delivery of this Agreement by the Buyer, and the performance of its covenants and agreements and obligations under it, certified by the secretary or assistant secretary of Buyer.

          7.02 CONSENTS. All necessary agreements and consents of any governmental authorities, other parties or any parties to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by this Agreement, shall have been obtained by Buyer and delivered to the Seller.

          7.03 APPROVAL BY SELLER'S PRINCIPAL BANK. Seller shall have obtained the approval and consent (in form reasonably acceptable to MDT and Seller) of Wells Fargo Bank to the execution and delivery of this Agreement and the Related Documents and consummation of the transactions set forth herein and therein and such bank shall have agreed at the Closing to release any and all liens or other security interests with respect to all of the Assets.

          7.04 ESCROW AGREEMENT. The Seller, Buyer and Escrow Agent shall have agreed as to the form of the Escrow Agreement, and Buyer and Escrow Agent shall have executed and delivered the Escrow Agreement to Seller.

          7.05 APPROVAL OF SCHEDULES. Buyer shall have approved the Disclosure Schedules, which approval will not be unreasonably withheld.

          7.06 NO PROCEEDINGS. No action or proceedings shall have been instituted against and no order, decree or judgment of any court, agency, commission or governmental authority shall exist or be threatened against Buyer or the Seller or MDT or their respective Affiliates or otherwise which seeks to restrain or will render it unlawful as of the Closing Date to effect the transactions contemplated hereby.

                                  ARTICLE VIII
                                  THE CLOSING
                                  -----------

          8.01 TIME AND PLACE. Payment of the Purchase Price required to be made by Buyer to the Seller at the Closing Date in accordance with Section 2.02, and the transfer of the Assets required to be made by Seller to Buyer at the Closing date by the Seller to Buyer, and the other transactions contemplated hereby (the "Closing") shall take place at the offices of the Boyer, Ewing & Harris Incorporated at Nine Greenway Plaza, Suite 3100, Houston, Texas 77056, at or about 10:00 a.m., June 9, 1995, to be effective as of the Effective Date.

          8.02 THE SELLER'S DELIVERIES. At the Closing, the Seller shall deliver or cause to be delivered to Buyer:

          (a) two (2) copies of a Bill of Sale, Assignment and Assumption Agreement ("Bill of Sale") in the form reasonably acceptable to Seller;

          (b) two (2) copies of an Assignment of Trademarks in the form reasonably acceptable to Seller;

          (c) two (2) copies of an Assignment of Patents in the form reasonably acceptable to Seller;

          (d) all necessary copies of all applicable UCC-3 releases executed by secured parties identified in the Disclosure Letter in the form reasonably acceptable to Seller and Buyer;

          (e) Certified resolutions adopted by the board of directors of the Seller and MDT as required by Section 6.01;

          (f) The Non-Competition Agreement;

          (g) The Transition Services Agreement;

          (h) The Escrow Agreement executed by the Seller and the Escrow Agreement in the form to be agreed to by Buyer, Seller and the Escrow Agent; and

          (i) All other items required to be delivered hereunder or as may be requested which are reasonably necessary for the consummation of the transactions contemplated hereby.

          Except as otherwise set forth herein with respect to the Equipment and the Inventory, the Seller, through their officers, agents and employees, will put Buyer into full possession and enjoyment of all the Assets to be conveyed and transferred by this Agreement immediately upon the occurrence of the Closing.

          8.03 BUYER'S OBLIGATIONS. At the Closing, Buyer will deliver or cause to be delivered to the Seller, or other designated person, the following:

          (a) A wire transfer of funds payable to the Seller in the amount of One Million Dollars ($1,000,000);

          (b) Delivery of the Escrow Agreement and the Escrowed Funds to the Escrow Agent;

          (c) The Non-Competition Agreement;

          (d) The Transition Services Agreement;

          (e) An instrument evidencing the assumption of the Assumed Liabilities in the form to be mutually agreed to by Buyer and Seller;

          (f) Certified resolutions of the board of directors of Buyer as required by Section 7.01; and

          (g) All other items required to be delivered hereunder or as may be requested or which are reasonably necessary for the consummation of these transactions contemplated hereby.

          8.04 ACCOUNTS RECEIVABLE COLLECTIONS. All accounts receivable from sales of Inventory on or after the Effective Date ("Buyer's Sales") shall be the property of Buyer. The Seller shall invoice all of its sales of Inventory occurring prior to the Effective Date not previously invoiced within five (5) days after the Closing Date requesting that payment be made to the Seller. All accounts receivable with respect to sales made prior to the Closing Date ("Seller's Sales") shall be the sole and exclusive property of the Seller. In the event Buyer receives any payment on the Seller' Sales, Buyer shall promptly forward any such payments to the Seller. In the event Seller receives any payment on the Buyer's Sales, Seller shall promptly forward any such payments to the Buyer.

          8.05 BULK SALES. It may not be practicable to comply or attempt to comply with the procedures of the "Bulk Sales Act," if applicable, or similar law of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, if applicable, Seller hereby agrees, without admitting the applicability of such laws to the transactions contemplated hereunder, that except for the Liabilities that are assumed herein, the indemnity provisions of Section 9.01 hereof shall apply to any Damages of Buyer arising out of or resulting from the failure of Buyer or Seller to comply with any such laws or any similar law which may be asserted to be applicable.

          8.06 FURTHER ASSURANCES. On and after the Closing Date, the Seller, MDT and Buyer shall take all appropriate action and execute all documents of any kind which may be reasonably necessary or desirable to carry out the transactions contemplated hereby. Buyer shall notify Seller promptly, and in no event more than ten (10) days after Buyer's receipt, of any tax inquiries or notifications thereof which relate to any period prior to the Effective Date, and Seller shall prepare and deliver responses to such inquiries as Seller deems necessary or appropriate. In addition, Seller shall make available the books and records of the Business during reasonable business hours and take such other actions prior to the expiration of the transition period under the Transition Services Agreement as are reasonably requested by Buyer to assist Buyer in the operation of the Business.

          8.07 PRODUCTS LIABILITY CLAIMS. Seller shall be solely responsible for all liabilities arising out of the sale and delivery of Products prior to the Effective Date. Buyer shall be solely responsible for all liabilities arising out of the sale and delivery of Products on and after the Effective Date regardless of whether such Products are part of the Inventory being purchased by Buyer.

                                   ARTICLE IX
                                INDEMNIFICATION
                                ---------------

          9.01 CERTAIN LIABILITIES OF THE SELLER, MDT AND BUYER.

          (a) The Seller and MDT shall jointly and severally indemnify, defend and hold harmless the Buyer from and against any and all Damages (as defined in Section 9.03(a)) based upon, arising out of or otherwise in respect of any liability or obligation of the Business or relating to the Assets (i) relating to any period prior to the Effective Date, or (ii) arising out of facts or circumstances occurring prior to the Effective Date; provided, that such obligation to indemnify shall not exist if the Damages arise as a result of Buyer's breach of this Agreement or Buyer has agreed herein to be responsible for such Damages.

          (b) Buyer shall indemnify, defend and hold harmless the Seller and MDT from and against any and all Damages based upon, arising out of or otherwise in respect of any liability or obligation of the Business or relating to the Assets (i) relating to any period on and after the Effective Date, or (ii) arising out of facts or circumstances occurring on and after the Effective Date; provided, that such obligation to indemnify shall not exist if the Damages arise as a result of the Seller' breach of this Agreement, the Seller has agreed herein to be responsible for such Damages or with respect to the liabilities of Seller under Transition Service Agreement.

          9.02 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties contained in this Agreement shall survive the Closing for a period of two years following the Closing Date notwithstanding any investigation made by or on behalf of Seller, MDT or Buyer. All of the covenants and agreements of Seller, MDT and the Buyer shall survive the execution and delivery hereof and the Closing hereunder and shall expire when fully discharged and the applicable period under the statute of limitations therefor has expired and cannot thereafter be asserted. No claim shall be made for the breach of any representation or warranty contained in or made pursuant to this Agreement or any of the Related Agreements after the date on which such representation or warranty terminates as set forth in this Section; provided, however, that in the event that it is asserted that any Party has violated any of the representations and warranties made by it and a claim for indemnification is made thereon, such representation or warranty shall survive until the final adjudication of the issue in the form of a final, non-appealable judgment by a court of law having or arbitrator jurisdiction of the matter or until the issue is otherwise settled by the Buyer and Seller and MDT.

          9.03 INDEMNIFICATION.

          (A) BY THE SELLER OR MDT. The Seller and MDT shall jointly and severally indemnify, save, defend and hold harmless Buyer and Buyer's directors, officers, agents, employees and Affiliates (collectively, the "Buyer Indemnified Parties'") from and against any and all costs, lawsuits, losses, liabilities, deficiencies, claims and expenses, including interest, penalties, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively referred to herein as "Damages"), incurred in connection with or arising out of or resulting from or incident to any breach of any covenant or warranty, or the inaccuracy of any representation, made by Seller in or pursuant to this Agreement or any other agreement contemplated hereby or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by the Seller under this Agreement.

          (B) BY BUYER. Buyer shall indemnify, save, defend and hold harmless the Seller, MDT and the Seller' directors, officers, agents, employees and Affiliates (collectively, the "the Seller' Indemnified Parties'") from and against any and all Damages incurred in connection with or arising out of or resulting from or incident to any breach of any covenant or warranty, or the inaccuracy of any representation, made by Buyer in or pursuant to this Agreement or any other agreement contemplated hereby or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by Buyer under this Agreement.

          (C) DEFENSE OF CLAIMS. If any lawsuit or enforcement action is filed against any Party entitled to the benefit of indemnity hereunder, written notice thereof describing such lawsuit or enforcement action in reasonable detail and indicating the amount (estimated, if necessary) or good faith estimate of the reasonably foreseeable estimated amount of Damages (which estimate shall in no way limit the amount of indemnification the indemnified Party is entitled to receive hereunder), shall be given to the indemnifying Party as promptly as practicable (and in any event within twenty (20) days, after the service of the citation or summons); provided that the failure of any indemnified Party to give timely notice shall not affect its rights to indemnification hereunder to the extent that the indemnified Party demonstrates that the actual damages to the indemnifying Party caused by such failure to so notify within twenty (20) days are less than the amount the indemnified Party is entitled to recover. After such notice, if the indemnifying Party elects to compromise or defend any such asserted liability and to assume all obligations contained in this Section
     9.03 to indemnify the indemnified Party, then the indemnifying Party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying Party's cost, risk and expense, and such indemnified Party shall cooperate in all reasonable respects, at the indemnifying Party's cost, risk and expense, with the indemnifying Party and such attorneys in the investigation, trial, and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified Party may, at its own cost, risk and expense, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the indemnifying Party promptly notifies the indemnified Party that it intends to defend the claim and to assume all obligations contained in this Section 9.03 to indemnify the indemnified Party, the indemnified Party shall not pay, settle or compromise such claim without the indemnifying Party's consent, which consent shall not be unreasonably withheld. If the indemnifying Party elects not to defend the claim or the indemnified Party, the indemnified Party may, but shall not be obligated to defend, or the indemnified Party may compromise or settle (exercising reasonable business judgment) the claim or other matter on behalf, for the account, and at the risk, of the indemnifying Party.

          (D) THIRD PARTY CLAIMS. The provisions of this Section 9.03 are not limited to matters asserted by the Parties', but cover costs, losses, liabilities, damages, lawsuits, claims and expenses incurred in connection with third party claims.

          9.04 LIMITATIONS ON INDEMNIFICATION. (a) Notwithstanding any other provision contained in this Agreement:

          (i) Seller shall not be obligated to indemnify Buyer or any Buyer Indemnified Parties under this Article IX unless the amount for which indemnity would be due for the specific claim exceed $2,500 and the aggregate of all amounts exceeding such $2,500 for which claims for indemnity would otherwise be payable by Seller exceeds $37,500, and, in such event, Seller shall be responsible only for the amount in excess of such $37,500; and

          (ii) The aggregate indemnity obligation of Seller pursuant to this
     Article IX shall not exceed the Purchase Price received by Seller pursuant to this Agreement, provided that, such limitation shall not apply with respect to products liability claims with respect to Products shipped by Seller prior to the Closing Date.

          (b) Any indemnifiable claim with respect to any breach or nonperformance by either Party of a representation, warranty, covenant or agreement shall be limited to the amount of actual damages sustained by the indemnified Party by reason of such breach or nonperformance. Notwithstanding anything to the contrary elsewhere in this Agreement, no Party or its Affiliates shall in any event be liable to the other Party or its Affiliates for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity.

          (c) The remedies provided in this Article IX shall be the exclusive post-closing remedies of the Parties for monetary Damages (whether at law or in equity) resulting from the breach of any representation, warranty or covenant contained in this Agreement.

          9.05 ARBITRATION. (a) Any controversy, dispute or claim under, arising out of, in connection with or in relation to this Agreement or any of the Related Agreements, including but not limited to the existence, negotiation, interpretation, construction, coverage, scope, performance, non-performance, breach, termination, validity or enforceability of this Agreement or the Related Agreements, shall be settled, at the request of any Party involved in the controversy, dispute or claim, but arbitration conducted in accordance with the following guidelines and procedures:

          (i) The arbitration shall be conducted in accordance with the Rules for Arbitration of Business Disputes promulgated by the American Arbitration Association ("AAA") by a sole neutral arbitrator agreed upon by the Parties involved in the controversy, dispute or claim, or if such Parties are unable to agree upon a sole neutral arbitrator, a panel of three neutral arbitrators selected in accordance with the AAA Rules;

     provided, however, that no arbitrator may serve who, during the three-year
     --------  -------
     periods preceding the date the arbitration notice if filed, has had a material personal or financial relationship with any participant to the dispute or any Affiliate of any such participant. The place of arbitration shall be Atlanta, Georgia.

          (ii) The arbitration shall be governed by the United States Arbitration Act (9 U.S.C. (S)(S) 1-16). The arbitration of such issued, including the determination of any amount of damages suffered by any Party by reason of the acts or omissions of any other Party, shall be final and binding upon the Parties to this Agreement and the Related Agreements to the maximum extent permitted by law. Judgment upon the award rendered by the arbitrator may be entered by any Court having jurisdiction thereof.

          (iii) The arbitrator or arbitrators, as the case may be, shall have the power to grant all legal and equitable remedies (including, without limitation, specific performance) and award compensatory damages provided by New York or applicable federal law, but shall not be empowered to act as amiable compositeur or to award punitive or other damages in excess of compensatory damages. Each of the Parties hereby waives any right to claim damages in excess of compensatory damages and agrees not to seek punitive damages relating to any matter under, arising out of, in connection with or relating to this Agreement or any of the Related Agreement in any forum.

     (iv) The Parties agree to each bear their own attorneys' fees and expenses and pay the costs of the arbitration proceeding in equal shares; provided,
                                                                      --------
     however, that the arbitrator(s) may, in their discretion, require the
     -------
     losing Party to pay the costs of the arbitration proceeding and all or a portion of the attorneys' fees and expenses of the prevailing Party.

          (v) The arbitration proceedings contemplated by this Section 9.05 shall be as confidential and private as permitted by law. To that end, the parties to this Agreement shall not disclose the existence, content or results of any proceeding conducted in accordance with this Section 9.05, and materials submitted in connection with such proceedings shall not be admissible in any other proceedings ; provided, however, that this
                                           --------  -------
     confidentiality provision shall not prevent a petition to vacate or enforce an arbitral award, and shall not bar disclosures required by law.

          (b) Notwithstanding any request to arbitrate a dispute, controversy or claim pursuant to subparagraph (a) above,

          (i) a Party, having given the other party at least five (5) business days' notice of such other Party's alleged breach, may in good faith seek immediate equitable relief from a court of competent jurisdiction to enable the instituting Party to prevent irreparable harm (alleged to arise from the alleged breach) pending arbitral relief; or

          (ii) the Parties shall not be required to arbitrate any claim which is asserted with respect to a third party who is an indispensable or necessary party, and such third party is not bound and will not, upon request of any other Party, agree to arbitrate such matter subject to the arbitration rules provided in this Section 9.05.

          (c) The Parties intend that this Section 9.05 shall be valid, binding, enforceable and irrevocable and shall survive any termination of this Agreement.

                                   ARTICLE X
                                   ---------

                     TERMINATION OF OBLIGATIONS AND WAIVERS
                                 OF CONDITIONS

          10.01     TERMINATION OF AGREEMENT.  Anything herein to the contrary
                    ------------------------
notwithstanding, this Agreement and transactions contemplated hereby may be terminated at any time before the Closing, as follows, and in no other manner:

          (a) Mutual Consent. By mutual written consent of the Parties.
              --------------

          (b) Expiration Date. By any Party if the Closing shall not have
              ---------------
occurred by June 10, 1995 (which date may be extended by mutual agreement of the Parties)provided, however, that the Party seeking to terminate shall not be in
        --------  -------
material breach of any representation, warranty or covenant on its part contained herein.

          (c) At Option of Seller or MDT. By the Board of Directors of Seller or
              --------------------------
MDT at any time after June 9, 1995, if, by that date, the conditions set forth in Section 7.03, 7.04 or 7.05 hereof have not been met, despite the use of all reasonable efforts of Seller and MDT to cause such conditions to be met.

          (d) At Option of Buyer. By the Board of Directors of Buyer at any time
              ------------------
after June 9, 1995, if, by that date, the conditions set forth in Sections 6.09,
6.10 or 6.11 have not been met, despite the use of all reasonable efforts of Buyer to cause such conditions to be met.

          10.02     OBLIGATIONS UPON TERMINATION; WAIVER OF CONDITIONS. In the
                    --------------------------------------------------
event that this Agreement shall be terminated pursuant to Section 10.01, all obligations of the Parties under this Agreement (other than as set forth in Section 9.05) shall terminate and there shall be no liability of any Party to another (except, in the case of any termination pursuant to Section 10.01(b) only, by reason of default hereunder which has not been waived). If any condition specified in Article Section VI has not been satisfied, Buyer may nevertheless at its election proceed with the transactions contemplated hereby and, if any condition specified in Article VII has not been satisfied, Seller and MDT may nevertheless at their election proceed with the transactions contemplated hereby. Any such election to proceed shall be evidenced by a certificate executed on behalf of the electing party by a duly authorized officer.

                                   ARTICLE XI
                                 MISCELLANEOUS
                                 -------------

          11.01 COOPERATION. The Seller and Buyer shall undertake their respective best efforts to cooperate with each other and their respective counsel and accountants and other representatives in connection with any steps required to be taken as part of the respective obligations under this Agreement and in connection with the consummation of the transactions contemplated hereby.

          11.02 MODIFICATION OF AGREEMENT. This Agreement may be amended or modified only in writing signed by all of the Parties'.

          11.03 NOTICES. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given when delivered personally or telefaxed during regular business hours during a business day to the appropriate location described below, or three

(3) business days after posting thereof by United States first-class, registered or certified mail, return receipt requested, with postage and fees prepaid and addressed as follows:

          IF TO BUYER:           Maxxim Medical, Inc.
                                 Attn:  Mr. Kenneth W. Davidson
                                 Chairman of the Board, President
                                    and Chief Executive Officer
                                 104 Industrial Blvd.
                                 Sugar Land, Texas  77478
                                 Telephone Number (713) 240-5588
                                 Telefax Number (713) 240-9123

          With copy to:          Mr. John R. Boyer, Jr., Esq.
                                 Boyer, Ewing & Harris Incorporated
                                 Nine Greenway Plaza, Suite 3100
                                 Houston, Texas  77046
                                 Telephone Number (713) 871-2025
                                 Telefax Number (713) 871-2024

          IF TO SELLER OR MDT:   MDT Diagnostic Company
                                 7371 Spartan Boulevard East
                                 North Charleston, South Carolina 29418
                                 Attn: Mr. Charles B. Swenson, President
                                 Telephone: (803) 552-8652
                                 Telefax:  (803) 552-0348

                                 MDT Corporation
                                 Stratford Hall, Suite 200
                                 1009 Slater Road
                                 Morrisville, North Carolina 27560
                                 Attn:  Mr. Thomas M. Hein,
                                 Vice President - Finance
                                 Telephone:  (919) 941-9745
                                 Telefax:  (919) 941-9755

          With copy to:          O'Melveny & Myers
                                 400 South Hope Street
                                 Los Angeles, CA 90071
                                 Attn: C. James Levin, Esq.
                                 Telephone:  (213) 669-6000
                                 Telefax:  (213) 669-6407

Any Party at any time by furnishing notice to the other Party in the manner described above may designate additional or different addresses for subsequent notices or communications.

          11.04 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York. In the event of a dispute concerning this

Agreement, venue shall lie in the appropriate arbitration panel or federal or state district courts located in, or if not applicable, closest to Atlanta, Georgia.

          11.05 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not invalidate or affect the enforceability of any other provision of this Agreement.

          11.06 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement among the Parties' with respect to the subject matter hereof.

          11.07 WAIVER. No delay in the exercise of any right under this Agreement shall waive such rights. Any waiver, to be enforceable, must be in writing.

          11.08 ASSIGNMENT. The Seller shall not assign this Agreement without the prior written consent of Buyer not to be unreasonably withheld. Any attempted assignment of the rights or obligations by the Seller without such consent shall be null and void. Buyer and Seller may assign its rights, duties, and obligations under this Agreement to an Affiliate provided that Buyer and Seller shall remain liable therefore. Reference to any of the Parties' in this Agreement shall be deemed to include the successors and assigns of such Party.

          11.09 HEADINGS. Headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

          11.10 SCHEDULES AND EXHIBITS. All Schedules and Exhibits attached to this Agreement are hereby incorporated in and made a part of this Agreement.

          11.11 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and all of which shall constitute one and the same agreement.

          11.12 REMEDIES. Subject to Section 9.05, if any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing Party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding.

          11.13 RIGHTS OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties' and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any Party to this Agreement.

          11.14 POST-CLOSING BUSINESS RELATIONSHIPS. Until the expiration of the transition period under the Transition Services Agreement, the Seller and MDT will assist Buyer, to the extent Buyer may reasonably request, in the preservation or enhancement of Buyer's relationships with suppliers, customers, employees and others having business relationships with Buyer in connection with the Buyer's use of the Assets in the Business. In addition, Seller agrees to promptly forward to Buyer all payments (other than in respect of Seller's accounts receivable) or communications whatsoever (whether written, telephonic or otherwise) related to the conduct of the Business following the Closing Date, which come into the possession of Seller after the Closing Date regardless of when such payments or communications are made.

          11.15 PUBLICITY. None of the Parties shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior written approval of the other Party, except as shall be required by applicable law. The Parties acknowledge that the parent company of each of the Buyer and the Seller are each a public company which may be required to make one or more public announcements of the transactions set forth herein or the execution of this Agreement in a press release or in its respective filings with the Securities and Exchange Commission, and that any such press release or filings made upon the advice of counsel by such parent and upon at least 24 hours' notice to the other parties shall in no event be deemed to be a violation of this provision.

          EXECUTED in multiple counterparts effective as of the date first written above.

                                MAXXIM MEDICAL, INC.


                                By: /s/ Kenneth W. Davidson
                                   ------------------------
                                     Kenneth W. Davidson, Chairman
                                     of the Board, President and
                                     Chief Executive Officer


                                MDT DIAGNOSTIC COMPANY

                                By: /s/ Charles B. Swenson
                                   -----------------------
                                     Charles Swenson
                                     President


                                MDT CORPORATION

                                By: /s/ Thomas M. Hein
                                   -------------------
                                    Thomas Hein
                                    Vice President-Finance

                              LIST OF SCHEDULES TO
                    AGREEMENT OF PURCHASE AND SALE OF ASSETS
                            DATED AS OF JUNE 4, 1995
                       BY AND AMONG MAXXIM MEDICAL, INC.,
                             MDT DIAGNOSTIC COMPANY
                             AND MDT CORPORATION/*/

                        ________________________________


SCHEDULES:

 --            Disclosure Letter
1.09           Product Listing
2.01(b)        Inventory
2.01(c)        Equipment
2.01(d)        Licenses
2.01(e)        Miscellaneous Assets
2.01(f)        Intangible Property
2.01(g)        Customer Contracts
2.01           Excluded Assets
2.04           Allocation Schedule
2.06           Procedures for Valuing Inventory Assets
3.02           Title to and Condition of Assets
3.04           Contracts
3.05           Equipment
3.06           Licenses
3.08           Compliance with Laws
3.09           Litigation
3.10           Conflicts
3.11           Authority
3.12           Personnel
3.14           Trade Names and Rights
3.15           Patents
3.16           Trade Secrets
3.17           Title to Inventory
3.18           Customers
3.20           Insurance
3.21           MDT Corporation Financial Statements
3.22           Certain Events
3.23           Consents and Approvals
3.24           Documents
3.28           Assets
4.08           Maxxim Financial Statements
5.03           Seller's Employees
- ---------------
/*/ MDT Corporation agrees to furnish supplementally a copy of any of the omitted schedules to the Commission upon its request.

                              LIST OF EXHIBITS TO
                   AGREEMENT OF PURCHASE AND SALE OF ASSETS
                           DATED AS OF JUNE 4, 1995
                      BY AND AMONG MAXXIM MEDICAL, INC.,
                            MDT DIAGNOSTIC COMPANY
                            AND MDT CORPORATION/**/

                        ________________________________


EXHIBITS:

1.08           Form of Non-Competition Agreement
1.13           Form of Transition Services and Supply Agreement
 --            Form of Escrow Agreement
- ------------
/**/ MDT Corporation agrees to furnish supplementally a copy of any of the omitted exhibits to the Commission upon its request.